Exhibit 10 (i)
                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this " Agreement") is made and entered into as of the 1st day of September 1, 2001, by and between HEALTHCARE NETWORK SOLUTIONS, INC., a Delaware corporation (hereinafter called the "Company") and Sharon Allred, (hereinafter called the "Executive").

                              W I T N E S S E T H:
     WHEREAS, the Company desires to hire Executive to serve as Company's Chairman of the Board of Directors and as Company's President and CEO; and

     WHEREAS, the Company and the Executive desire to enter into an employment agreement to establish the rights and obligations of the Executive and the Company in such employment relationship; and

     WHEREAS, the terms of this Agreement have been approved by the Compensation Committee of the Board of Directors of the Company;

     NOW, THEREFORE, and in consideration of the above recited remises (which are stipulated to be material) herein contained, the Company and the Executive hereby mutually agree as follows:

     1. Employment and Duties. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company upon the terms and conditions hereinafter set forth. The Executive shall serve the Company as its Chairman, President and Chief Executive Officer of HEALTHCARE NETWORK SOLUTIONS, INC. In such capacity, the Executive shall have all powers, duties, and obligations as are normally associated with such positions. The Executive shall further perform such other duties related to the business of the Company, including travel, as may from time to time be reasonably requested of her by the Company's Board of Directors. The Executive shall devote all of her skills, time, and attention solely and exclusively to said positions and in furtherance of the business and interests of the Company except for:

          (a) time spent in managing her personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and

          (b) time spent as a principal and officer of Innovative Clinical and Consulting Services, Inc. d/b/a Toco Hills Urgent Care (hereinafter "ICCS")

          (c) periods of vacation to which she is entitled.

Executive shall promptly notify the Company of her election or appointment to any corporate, civic or charitable boards or committees on or after the date of this Agreement.

     2. Term of Employment. The term of employment shall begin, or be deemed to have begun, on September 1, 2001 (the "Effective Date") and shall expire on September 2, 2004, (the "Expiration Date") subject, however, to prior termination or to extension, as herein provided. On each September 1st while this Agreement is in force beginning September 1, 2001, the term of this Agreement shall automatically be extended so that new term of the Agreement expires three years from such date, which shall then become the "Expiration Date".

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     3.   Base Salary. For such services,  the Executive shall receive an annual base salary of $150,000 ("Base Salary"), which Base Salary shall be reviewed annually by the Compensation Committee of the Board of Directors and which may be increased, but not decreased, by the Company during the term of this Agreement. In the event that the Company increases the Executive's Base Salary, the amount of the prior Base Salary, together with any increase(s), shall be her new Base Salary .The Base Salary shall be payable in equal installments, no less frequently than semi-monthly, in accordance with the Company's
          regular  payroll  practices.   Beginning  at  the  end  of  the  first
          anniversary of this date the Executive shall be entitled to annual increases of no less than 5% for cost of living increase. Executive shall also be reimbursement for all reasonable expenses incurred by the Executive in connection with the conduct of the Company's business on presentation of reasonable and appropriate receipts in accordance with the Company's regular reimbursement policy applicable to senior executives.


     4. Bonus. Executive shall be entitled to a one time signing bonus of $150,000 payable in cash or shares at the Executive's discretion. For each fiscal year of the Company during which she is employed by the Company on the last day of the fiscal year, the Executive shall receive an annual bonus (" Annual Bonus") equal to or greater then 30% of Executive's base salary but not greater then 100% of Executive's base salary. Each Annual Bonus shall be paid in cash or stock, at the Executive's discretion, no later than 90 days after the close of the fiscal year, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.

          (a) Fund Raising. In addition to the foregoing bonuses Executive shall receive bonuses for fund raising as set in Appendix A. For purposes of Appendix A fund raising shall be limited to the raising of capital through equity securities.

     5. Fringe Benefits. The Company shall further provide the Executive with all health and life insurance coverages, sick leave and disability programs, tax-qualified retirement plans, stock option plans, paid holidays and vacations, expense reimbursement policies, moving and relocation policies, perquisites, and such other fringe benefits of employment as the Company may provide from time to time to actively employed senior executives of the Company who are similarly situated including upon termination. Notwithstanding the preceding provisions of this Section 5, during the term of this Agreement (including extensions thereof) the Company shall provide the Executive at a minimum;

          (a) Directors Liability and Directors and Officers Errors and Omission Insurance up to at least 5 million in coverage.

          (b) an individual disability insurance policy, at the Company's expense, in addition to the long-term disability plan maintained by the Company generally for its employees, which provides long-term disability insurance which replaces at least $10,000-of the Executive's monthly Base Salary;

          (c) a minimum of six (6) weeks of vacation

          (d) a key man life insurance policy, at the Company's expense, in the amount of $1,000,000.

     6.   Termination of Employment.

          (a) Termination of Employment Other Than by Executive. The Executive's employment hereunder may be terminated by the Company without any breach of this Agreement under the following circumstances:

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          (1) Death or Disability.  The Executive's  employment  hereunder shall terminate upon her death, and may be terminated by the Company in the event of her Disability for a continuous period of at least one hundred eighty (180) days, provided that the Executive does not return to work on a substantially full-time basis within thirty (30) days after Notice of Termination is given by the Company pursuant to the provisions of Sections 6 (c) and 6 (d) (2). A return to work of less than thirty (30) days shall not interrupt a continuous period of Disability . The company shall not prevent the Executive from returning to work.

          (2) Cause. The Company may terminate the Executive's employment hereunder for cause only in the event of a final determination of a court of law

          (3)  Without  Cause.   The  Company  may  terminate  the   Executive's
          employment hereunder without Cause so long as it pays Executive all sums payable under Section 7 (c).

          (b)  Termination  of  Employment  by  Executive.   The  Executive  may
          terminate her employment at any time with or without Good Reason.


          (c) Notice of Termination. Any termination of the Executive's employment by the Company, or by the Executive other than termination upon the Executive's death, shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" means a notice that shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing her rights hereunder.

          (d) Date of Termination. "Date of Termination" means:

          (1) If the Executive's employment is terminated by her death, the date of her death.

          (2) If the Executive's employment is terminated by the Company as a result of Disability pursuant to Section 6(a)(1), the date that is thirty (30) days after Notice of Termination is given; provided the Executive shall not have returned to the performance of her duties on a full-time basis during such thirty(30) day period.



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          (3) If  the  Executive  terminates  her  employment  for  Good  Reason pursuant Section 6(b), the date that is ten (10) days after Notice of Termination is given (provided that the Company does not cure such event during the ten (10) day period).

          (4) If the Executive terminates her employment other than for Good Reason, the date that is two (2) weeks after Notice of Termination is given; provided, in the sole discretion of the Company, such date may be any earlier date after Notice of Termination is given.

          (5) If the Executive's employment is terminated by the Company without Cause pursuant to Section 6(a)(3), the date that is two (2) weeks after Notice of Termination is given.

          (6) If the Executive's employment is terminated by the Company for Cause pursuant to Section 6(a)(2), the date on which the Notice of Termination is given.

          7. Amounts Payable Upon Termination of Employment or During Disability. Upon the termination of the Executive's employment with the Company, the Company shall have the following obligations (including the obligation to pay the cost of all benefits provided by the applicable benefit plan to the Executive and the Executive's family under this Section 7, except normal employee contributions required by the applicable benefit plan of other participating executives with comparable responsibilities); provided, however, that any item paid or payable under this Agreement shall be reduced by any amount paid or payable to the Executive and the Executive's family with respect to the same type of payment under any severance plan or policy now maintained or at any time in the future maintained by the Company. F or this purpose, any payment or any severance plan or policy made over time shall be discounted to present value at the Interest Rate before reducing any payment under this Agreement by any amount paid or payable to the Executive under such severance plan or policy. Notwithstanding anything herein to the contrary, in the event the company fails to pay any sum"payable" under any severance plan or policy, such failure shall negate any reduction given to "payable" amount.

          (a) Death. If the Executive's employment is terminated by her death, the Executive's beneficiary (as designated by the Executive in writing with the Company prior to her death) shall be entitled to payment of all Accrued Obligations. Unless otherwise directed by the Executive all Accrued Obligations shall be paid to the Executive's beneficiaries in a lump sum in cash within thirty (30) days of the Date of Termination. In the absence of a beneficiary designation by the Executive, or, if the Executive's designated beneficiary does not survive the Executive, benefits described in this Section 7(a) shall be paid to the Executive's heirs. In addition, all stock options that have been granted to the Executive at least six months prior to the date of her death (measured from the date of grant of each such stock option), if any, shall be and become fully vested and may be executed by the estate of the Executive for a period equal to the earlier to occur of three (3) years from the date of the death of the Executive or the date the option would have otherwise expired without regard to the Executive's death or other termination of employment. If the Executive dies after the date of grant of any stock options, the Executive's estate may exercise any stock options which were then vested for a period equal to the earlier to occur of three (3) years from the date of the death of the Executive or the date the option would have expired without regard to the Executive's death or other termination of employment.


          (b) Disability.

          (1) During any period that the Executive fails to perform her duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to receive her base salary at the rate then in effect for such period until her employment is terminated pursuant to Section 6(a)(1).

          (2) Upon her termination of employment because of Disability (as described in Section 6(a)(1), the Executive shall be entitled to the payments and benefits described in Section 7(a) as if the Executive had died on her Date of Termination. In the event of the Executive's death prior to the time that all payments described in Section 7(a) have been completed, such payments and benefits shall be paid to the Executive's beneficiary (as designated pursuant to Section 7(a), or, in the absence of a beneficiary designation of the designated beneficiary does not survive the Executive, to the Executive's estate.

          (3) The Executive and the Executive's family shall be entitled to receive disability and other welfare plan benefits (other than continued group long-term disability coverage) generally available to executives with comparable responsibilities or positions for a period of two (2) years from the Date of Termination.

          (c) Termination by Company Without Cause or Termination by Executive for Good Reason. In the event that the Company terminates the Executive's employment without Cause or the Executive terminates her employment for Good Reason before the expiration of the term of this Agreement, including any extension thereof, the Executive shall be entitled to the following payments and benefits: (1) Those described in Section 7(a) as if the Executive had died on her Date of Termination; and

          (2) Payment of all Base Salary, the signing bonus and all guaranteed Annual Bonuses that would otherwise have become payable but for termination, through the "Expiration Date"; and

          (3) All outstanding options, stock grants, share of restricted stock or any other equity, incentive compensation shall be and become fully vested and nonforfeitable; and

          (4) The Executive and the Executive's family shall be entitled to receive welfare plan benefits (other than continued group long-term disability coverage) generally available to executives with comparable responsibilities or positions for a period of the lessor of three (3) years from the Date of Termination or until the Expiration Date of this Agreement at the same cost to the Executive as is charged to such executives from time to time for comparable coverage.

          8. Restrictive Covenants. The Executive agrees that, during the term of this Agreement, including an extension thereof, and for a period of one year thereafter, she shall not, directly or indirectly:

          (a) on Executive's own behalf or on behalf of any other person or entity, solicit, contact, call upon, communicate with, or attempt to communicate with any person or entity who was a customer of the Company at any time within the one-year period ending on the Date of Termination or any representative of any such customer of the Company, with the intent or purpose of selling or providing of any product or service competitive with any product or service sold or provided or under development by the Company during the period of one year immediately preceding termination of Executive's employment and which is still being offered by or is still under development by the Company; and

          (b) employ or attempt to employ or assist anyone else in employing in any Competing Business any person who, at any time within the period commencing one year prior to the Date of Termination and ending one year after the Date of Termination, was, is or shall be an employee of the Company (whether or not such employment is full-time or is pursuant to a written contract with the Company).

          (c) Notwithstanding anything in this Section 8 or Section 9 below to the contrary, in the event, for whatever reason, Executive is not actively employed under this agreement for at least two years, then Executive shall be entitled to use and disclose for her own benefit, or for the benefit of others any information acquired by her prior to employment hereunder or acquired by her in conjunction with any of the customers or accounts listed on the attached Appendix B. Furthermore, in such event, nothing in Section 8 or Section 9 shall prohibit, restrict, or otherwise affect Executive's right or ability to transact business with any of the customers or accounts on said Appendix B. Whether for Executive's own benefit or for the benefit of others.

          (d) Notwithstanding anything in this Section 8 or Section 9 below to the contrary, performance by Executive of her duties for ICCS as described in Section 1 (b) shall not constitute a breach or violation of Section 8 or Section 9 hereof.


          9. Confidential Information. The Executive agrees that:


          (a) during the term of this Agreement and, with respect to Confidential Information, for a period of five (5) years following her Date of Termination, or with respect to Trade Secrets, for so long as the respective information qualifies as a trade secret under applicable law, she will receive and hold all Company Information in trust and in strictest confidence

          (b) will use her best effort to protect the Company Information from disclosure and will in no event take any action causing any Company Information to lose its character as Company Information; and

          (c) except as required by Executive's duties in the course of employment by the Company, she will not, directly or indirectly, use, publish, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Company, which may be withheld in the Company's absolute discretion.

          All documents tangible or intangible materials, including computer data, provided to or obtained by Executive during the course of employment by the Company which contains Company Information are the property of the Company (collectively, the "Materials"). Executive will not remove from the Company's premises or copy or reproduce any Materials(except as Executive's employment by the Company shall require), and at the termination of Executive's employment, regardless of the reason for such termination, Executive will leave with the Company, or immediately return to the Company, all Materials or copies or reproductions thereof in Executive's possession, power or control.

          10. Acknowledgment; Remedies.

          (a) Executive has carefully considered the nature and extent of the restrictions upon her and the rights and remedies conferred to the Company under Sections 8 and 9 of this Agreement, and hereby acknowledges and agrees that the same are reasonable in time, necessary to protect the business, interests and properties of the Company, are designed to eliminate competition which would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment of Executive.

          (b) In the event of any violation of the provisions of Sections 8 or 9 of this Agreement by Executive, the parties hereby recognize and acknowledge that remedy at law will be inadequate and the Company may suffer irreparable injury. Accordingly, Executive consents to injunctive and other appropriate equitable relief upon the institution of proceedings therefore by the Company in order to protect the Company's rights under such Sections. Such relief shall be in addition to any other relief to which the Company may be entitled at law or in equity. Covenants contained in Sections 8 or 9 hereof shall be treated as independent covenants.


          11. Certain Further Payments by the Company.

          (a) Tax Reimbursement Payment. In the event that any amount or benefit paid or distributed to the Executive by the Company or any Affiliated Company, whether pursuant to this Agreement or otherwise (collectively, the "Covered Payments"), is or becomes subject to the tax (the "Excise Tax") imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed, the Company shall pay to the Executive, at the time specified in Section 11 (e) below, the Tax Reimbursement Payment (as defined below). The Tax Reimbursement Payment is deferred as an amount, which when added to the Covered Payments and reduced by any Excise Tax on the Covered Payments and any federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Agreement (but without reduction for any federal, state or local income or employment tax on such Covered Payments), shall be equal to the sum of (i) the amount of the Covered Payments, and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in the Executive's adjusted gross income and the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is to be made.

          (b) Determining Excise Tax. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

          (1) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G{b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the opinion of the Company's independent certified public accountants, which, in the case of Covered Payments made after the Change of Control Date, shall be the Company's independent certified public accountants appointed prior to the Change of Control Date, or tax counsel selected by such accountants (the " Accountants"), such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of Section 280G{b)(4) of the Code) in excess of the "base amount", or such "parachute payments" are otherwise not subject to such Excise Tax, and

          (2) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the

Accountants in accordance with the principles of Section 280G of the Code.

          (c) Applicable Tax Rates and Deductions. For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed:

          (1) to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made,

          (2) to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such. state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Executive's adjusted gross income), and

          (3) to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Tax Reimbursement Payment in the Executive's adjusted gross income.

          (d) Subsequent Events. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that has been paid to the Executive or to federal, state or local tax authorities on the Executive's behalf and that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any federal, state or local tax authority , repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or credit is denied. In the event that the Excise Tax is later determined by the Accountants to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (which Tax Reimbursement Payment shall include any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

          (e) Date of Payment. The portion of the Tax Reimbursement Payment attributable to a Covered Payment ~ be paid to the Executive within ten business days following the payment of the Covered Payment. If the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally detem1ined on or before the date on which payment is due, the Company shall pay to the Executive an amount estimated in good faith by the Accountants to be the minimum amount of such Tax
          Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (which Tax Reimbursement Payment shall include interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall be repaid or refunded pursuant to the provisions of
          Section 11 ( d) above.

          12. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company or any Affiliated Companies, including, but not limited to stock option or restricted stock agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

          13. Notice of Termination for Good Cause. In the event that the Executive shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not take place, the said Notice of Termination for Good Reason shall be deemed void ad initio as if such Notice had never been given.

          14. Definitions.

          (a) "Accountants" shall have the meaning set forth in Section ll (b).

          (b) "Accrued Obligations" shall mean (i) the Executive's full Base Salary through the Date of Termination, (ii) the product of the Annual Bonus paid to the Executive for the last full fiscal year of the Company and a fraction, the numerator of which is the number of days in the current fiscal year of the Company through the Date of Termination, and the denominator of which is 365, (iii) any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay for the current year not yet paid by the Company,
          (iv) any amounts or benefits owing to the Executive or to the Executive's beneficiaries under the then applicable employee benefit plans or policies of the Company and (v) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with the reimbursement policy of the Company described in Section 5(a).

          (c)   "Affiliated   Company"  shall  mean  any  company   controlling,
          controlled by or under common control with the Company.

          (d) " Annual Bonus" shall have the meaning set forth in Section 4.

          (e) "Base Salary" shall have the meaning set forth in Section 3.

          (f) "Board" shall mean the Board of Directors of the Company.

          (g) "Cause" shall mean either:

          (1) any. act that constitutes, on the part of the Executive, (A) fraud, dishonesty, or a felony and (B) that directly results in material injury to the Company; as proven in a court ruling.

          (h) A "Change of Control" means:

          (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act">>) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the corporation where such acquisition causes such person to own thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Subsection (A), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i),
          (ii) and (iii) of Subsection (3) below; and provided further, that if any Person's beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds thirty- five percent (35%) as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own thirty-five percent (35%) or more of the Outstanding Company Voting Securities; or

          (2) individuals who as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two- thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (3) the approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination ") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities,
          (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (4) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

          Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Executive participates in a capacity other than in her capacity as executive (or as a director of the Company or a Subsidiary, where applicable).

          (i) "Change of Control Date" shall mean the date on which a Change of Control shall be deemed to have occurred.

          (j) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (k) "Company Information" means Confidential Information and Trade Secrets.

          (l)  "Competing   Business"   means  any  business   engaging  in  the
          exploitation or development of antimicrobial products.

          (m)   "Confidential   Information"   means   confidential   data   and
          confidential information relating to the business of the Company (which does not rise to the status of a trade secret under applicable law) which is or has been disclosed to Executive or of which Executive became aware as a consequence of or through her employment with the Company and which has value to the Company and is not generally known to its competitors and which is designatedby the Company as confidential. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

          (n) "Date of Termination" shall have the meaning set forth in Section 6(d).

          (o) "Disability" shall mean disability which would entitle the Executive to receive full long-term disability benefits under the Company's long-term disability plan on term substantially similar to those of the long-term disability plan as in effect on the date of this Agreement.

          (p) "Excise Tax" shall have the meaning as set forth in Section 11(a).

          (q) "Good Reason" shall mean the occurrence of one of the following events (provided the Company does not cure such event on a retroactive basis to the extent possible within thirty days following its receipt of the Executive's Notice of Termination):

          (1) The Executive's title is changed causing a materially adverse manner.

          (2) The Executive's base salary is reduced for any reason other than in connection with the termination of her employment.

          (3) For any reason other than in connection with the termination of the Executive's employment, the Company materially reduces any fringe benefit provided to the Executive under Section 5 below the level of such fringe benefit provided generally other actively employed similarly situated executives of the Company. Notwithstanding the foregoing, if the Company agrees to fully compensate the Executive for any such material reduction for a period ending on the earlier to. occur of (i) the date such fringe benefit is no longer provided to other actively employed similarly situated executives of the Company or (ii) four (4) years, then such event shall not constitute Good Reason.

          (4) A change of over fifty (50) miles in the Executive's principal place of employment in Atlanta, Georgia, unless elected in acceptance by the Company and Executive.

          (5) The Company otherwise materially breaches, or is unable to perform its obligations under this Agreement, unless mutually agreed upon in writing by the Executive and Company..

          (6) The occurrence of a Change of Control.

          Notwithstanding the foregoing, the occurrence of one of the event in Sections ( 1) through (6) hereof shall not be considered Good Reason for the Executive's termination, unless the Executive delivers a Notice of Termination-pursuant to Sections 6(c) and 6(d)(3) hereof, within one hundred eighty (180) days after the Executive has actual notice of the occurrence of any of the events listed in Sections (1) through (6) hereof.

          (7) A breach of the Funding Commitment described in Section 21 below.

          (r) "Interest Rate" shall mean the interest rate payable on one year Treasury Bills in effect on the day that is 30 business days (days other than Saturday, Sunday or legal holidays in the City of New York) prior to the Date of Termination.

          (s)  "Notice of  Termination"  shall have the  meaning as set forth in
          Section 6(c).

          (t) "Subsidiary" shall mean any majority owned subsidiary of the Company.

          (u) "Tax  Reimbursement  Payment"  shall have the meaning set forth in
          Section 11(a).

          (v) "Trade Secrets" means information of the Company, without regard to form, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (I) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

          15. Assignments and Survivorship of Benefits. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. If the Company shall at any time be merged or consolidated into, or with, any other company, or if substantially all of the assets of the Company are transferred to another company, then the provisions of this Agreement shall be binding upon and inure to the benefit of the company resulting from such merger or consolidation or to which such assets have been transferred, and this provision shall apply in the event of any subsequent merger, consolidation, or transfer.

          16. Notices. Any notice given to either party to this Agreement shall be in writing, and shall be deemed to have been given when delivered personally or sent by certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned, at the address indicated below or to such changed address as such party may subsequently give notice of:

If to the Company:
                                    HEALTHCARE NETWORK SOLUTIONS, INC.
                                    4405 International Blvd..
                                    Suite B109
                                    Norcross, Georgia 30092
                                    Attn: Board of Directors

with a copy to:
                                    Gary B. Wolff p.c.
                                    747 Third Ave. 25th Floor
                                    New , N.Y. 10017
If to the Executive:
                                    Sharon Allred
                                    8383 Dunwoody Place
                                    Atlanta , Georgia 30350

with copy to:                       Raiford and Dixon, LLP
                                    201 Allen Road
                                    Suite 310
                                    Atlanta, Georgia 30328

          17. Indemnification. The Executive shall be indemnified by the Company, to the extent provided in the case of officers under the Company's Articles of Incorporation or Bylaws, to the maximum extent permitted under applicable law.

          18. Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder by the Company to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine that it should withhold pursuant to any applicable law or regulations. In lieu of withholding such amounts, in whole or in part, however, the Company may, in its sole discretion, accept other provision for payment of taxes, provided that is satisfied that all requirements of the law affecting its responsibilities to withhold such taxes have been satisfied.

          19. Enforcement of Rights. All legal and other fees and expenses, including, without limitation, any arbitration expenses, incurred by the Executive in connection with seeking to obtain or enforce any right or benefit provided for in this Agreement, or in otherwise pursuing any right or claim, shall be paid by the Company, to the extent permitted by law, provided that the Executive is successful in whole or in part as to such claims as the result of litigation, arbitration, or settlement. In the event that the Company refuses or otherwise fails to make a payment when due and it is ultimately decided that the Executive is entitled to such payment, such payment shall increased to reflect an interest equivalent for the period of delay, compounded annually, equal to four (4) percentage points over the Interest Rate in effect as of the date the payment was first due.

          20. Governing Law/Captions/Severance. This Agreement shall be construed in accordance with, and pursuant to, the laws of the State of Georgia. The captions of this Agreement shall not be part of the provisions hereof, and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Except as otherwise specifically provided in this section, the failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder shall not constitute a waiver of such provision or right in any other instance. The parties hereto consent to the jurisdiction of the state and federal courts of the State of Georgia located in Fulton County, Georgia, with respect to any action arising or relating to this Agreement and said courts in the State of Georgia shall have sole and exclusive jurisdiction with respect to any such action or related action.

          21. Funding Commitment. Within 10 days of the execution and delivery of this agreement, Company's parent corporation, BioShield, Inc., shall deposit into Company's account as funding a sum of not less than $15,000 bi-weekly ("Funding Commitment"). Said funding commitment is to be used to cover Company's operating expenses through the contemplated filing of the registration document and until the subsequent Private Placement is completed.

          22. Entire Agreement/Amendment. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may be amended at any time by written agreement of both parties, but it shall not be amended by oral agreement.

          IN WITNESSETH WHEREOF, the parties have executed this Agreement on the date first above written.

          HEALTHCARE NETWORK SOLUTIONS, INC.

          ---------------------------------
          Name



          EXECUTIVE:


          ---------------------------------
          SHARON ALLRED

Appendix A:

     Fund Raising Bonus:

     (a) In consideration of Executive's services hereunder, The Company will pay to Executive, upon closure of any capital investment in The Company in the amount of Fifty Thousand Dollars ($50,000) or more ( an "Investment"), a lump-sum payment in cash equal to that percentage of the Investment as set forth in Section 1 (c) below (the "Bonus"). This payment shall be paid to Executive within thirty (30) days of actual receipt of the Investment by Company. Where the Investment is received by Company in incremental disbursements or receipts the bonus payable to Executive shall be paid in corresponding increments.

     (b) For purposes of this Agreement, "Investment" means the raising of capital through equity securities in the Company by an Investor totaling a minimum of Fifty Thousand Dollars ($50,000) that: (i) closes during the Term of the agreement; or (ii) closes after the Term pursuant to a written letter of intent executed or commitment executed during the Term.

     (c) Upon closure of an Investment in The Company and actual receipt of the Investment by The Company, Executive shall be entitled to the following bonus:

     Amount of Investment       Percentage of the Investment Paid to Executive
     --------------------       ----------------------------------------------

     $50,000 - $499,999                         5 Percent (5%)
     $500,000 - $999,999                        4 Percent (4%)
     $1 Million - $4,999,999                    3 Percent (3%)
     $5 Million and Above                       2 Percent (2%)

Appendix B:

Current Customers of Sharon Allred:

Blausen Medical Communications, Inc.
7660 Woodway Drive, Suite 599
Houston, Texas 77063
Bruce Blausen, CEO


TherapyEdge, Inc.
2505 Meridian Parkway, Suite 200
Durham , North Carolina 27713
Joe Sollee, VP of Business Development

McKesson/ HBOC
5595 WindWard Parkway
Alpharetta, Georgia 30005
J. R. Hughes, EVP

enfoTrust Networks
2 Ravinia Drive
Suite 690
Atlanta, Georgia 30346
B.J. Santiago

IDP, Inc.
490 Boston Post Road
Sudbury, Mass. 01776
Michael Berman President and Jim Walckner, COO